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                              LIST OF SUBSIDIARIES
                       OF BRESNAN COMMUNICATIONS GROUP LLC


Bresnan Capital Corporation, a Delaware corporation
Bresnan Telecommunications Company LLC, a Delaware limited liability company Bresnan Telephone of Minnesota, L.L.C., a Delaware limited liability company Bresnan Telephone of Michigan, L.L.C., a Delaware limited liability company

                             LIST OF SUBSIDIARIES OF
                           BRESNAN CAPITAL CORPORATION

None.